NEONODE INC. ANNOUNCES PRIVATE PLACEMENT

$4.5 Million Raised as Company Continues to Expand Sales Channels for the Neonode N2

STOCKHOLM, SWEDEN, March 4, 2008

Neonode (NASDAQ: NEON), the Swedish mobile communication company that develops touchscreen technologies and touchscreen mobile phone handsets, today announced the closing of a $4.5 million private placement to accredited investors, comprised of 1.8 million shares of Neonode’s common stock at a price of $2.50 per share. After placement agent fees and offering expenses, the Company received net proceeds of approximately $4 million. The Company is required to include the issued shares in the next registration statement filed with the Securities and Exchange Commission. In addition, the Company issued an aggregate of 207,492 shares of its common stock to investors who participated in the September 2007 private placement pursuant to anti-dilution provisions contained in the September 2007 private placement transaction documents. Empire Asset Management Company acted as financial advisor and exclusive placement for the transaction. The shares were sold in a private placement under Section 4(2) and Regulation D of the Securities Act of 1933, as amended.

 “The proceeds from the financing will be used to expand the sales of the Neonode N2 and continued development of new products and technology,” said Mikael Hagman, President and CEO of Neonode Inc. “We are pleased to announce this investment as it enables us to achieve our long term objectives”, Hagman continued.

About Neonode Inc.
Neonode designs and develops intuitive technologies and products. The company´s focus is on solutions that increase the user experience of complex or monotonous devices.  With offices in Stockholm, Sweden, San Ramon, USA, Shanghai and Hong Kong, China, Neonode Inc. is a publicly traded company (NASDAQ: NEON) with licenses and products sold worldwide through both direct web sales and local distribution partners. Neonode USA, markets Neonode’s innovative products within North America, Latin America and China and is the exclusive worldwide licensor of the Neonode Intellectual Property to third parties. Neonode USA’s main office is located in New York, USA. For more information, visit www.neonode.com

Contacts:

Karin Lehmann Nilsson, Information Manager
Neonode
Tel: +46 708 25 40 91

Allen & Caron Inc
Tel: +1 212 691 8087
Media: Brian Kennedy (brian@allencaron.com)
Investors: Rudy Barrio (r.barrio@allencaron.com)

Robert Giannini
Empire Asset Management
Tel: +1 212 417 7764
robgiannini@gmail.com

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc. All other brand or product names are trademarks or registered.